SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported)    August 20, 2003



                           THE BOMBAY COMPANY, INC.
            (Exact name of registrant as specified in its charter)





                                  Delaware
                (State or other jurisdiction of incorporation)


                1-7832                            75-1475223
       (Commission File Number)       (I.R.S. Employer Identification No.)



         550 Bailey Avenue, Fort Worth, Texas                  76107
        (Address of principal executive offices)            (Zip code)



                               (817) 347-8200
               Registrant's telephone number, including area code


        (Former name or former address, if changed since last report.)





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Item 9. Reg FD Disclosure

Guidance on Fiscal 2003 Store Openings.

For Fiscal 2003, the Company currently estimates that it will end the year with 468-472 stores, an increase of 46-50 stores over the prior year end. As of August 15, 2003, projected store openings over the remainder of the year are as follows:


              Quarter
               Ended     Bombay    KIDS   Outlet   Closings     Net


               Apr 03       4       1       -        (3)         2
               Jul 03       3       0       -        (6)        (3)
               Oct 03      23      14       1        (9)        29
               Jan 04    20-24     15       -       (17)       18-22
               Total     50-54     30       1       (35)       46-50

             Projected
             Year End
               Count   387-391     35      46                 468-472



The Company has indicated that its real estate strategy is to close Bombay stores in mall locations in top 30 markets as leases expire and relocate to lower cost, off-mall sites. New store expansion efforts are expected to be focused on off-mall locations in top markets. Outlet growth is not expected to be significant going forward. Outlets are currently located in strip centers or traditional outlet malls.

As of the end of the year, the Company estimates that 90 to 94 Bombay stores and 29 KIDS stores will be in off-mall locations. For the remainder of the year, we will open 73 to 77 new stores, including both Bombay and KIDS, with 62 to 66 of these in off-mall locations.

During Fiscal 2003, a total of 100 leases will expire or have already expired. Actions taken or planned to be taken for these leases are as follows: close and open new location - 13; close - 15; renew long-term - 16; renew short-term - 38; extend month-to-month - 18.











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                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                        THE BOMBAY COMPANY, INC.
                                        (Registrant)






                                        /s/ ELAINE D. CROWLEY
                                        ____________________
                                        Elaine D. Crowley
                                        Senior Vice President, Chief Financial
                                        Officer and Treasurer


Date:August 20, 2003